Exhibit 4.191

STATE COMMITTEE FOR COMMUNICATION, INFORMATIZATION AND COMMUNICATION TECHNOLOGIES OF THE REPUBLIC OF UZBEKISTAN

LICENSE

AA # 0005151

Type of License

Standard

Date of issue

September 08, 2014

Validity term of the License:

from 08.09.2014 to 08.09.2029

Name of the Licensee:

Limited Liability Company
“UNIVERSAL MOBILE SYSTEMS”

Address and bank details of the Licensee

24 Amir Temur avenue, Yunusabad district, Tashkent, transaction account 20208000900381984001 in LLP AK Aloqabank MFO 00401, TIN 303020732

THIS LICENCE GRANTS THE RIGHT TO BE ENGAGED IN THE FOLLOWING ACTIVITIES:

rendering services of international telecommunication networks

IN ACCORDANCE WITH THE ATTACHED LICENSE AGREEMENT

Signature of the Manager: (signed) Stamp

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

Validity term of the License is extended:                      from                     to

L.S. Signature of the Manager:

(The attached License Agreement is an integral part of this License)

Register # 99

THE LICENSEE SHALL:

a) make License copies available for facilities and client service locations when executing works and rendering services in the field of communication, informatization and communication technologies;

b) ensure compliance with laws and regulations of the Republic of Uzbekistan, regulations of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, as well as conditions of the License Agreement;

c) provide information on licensed activities upon request of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, the State Inspectorate for Supervision of Communications, Information and Communication Technologies and other governing bodies;

d) When changing the legal form of the Licensee, its name and location (postal address), the Licensee or its successor shall submit an application for License renewal to the Licensing Authority with the relevant documents confirming the specified data within one month upon re-registration.

LICENSE AGREEMENT

between

State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan

and

“UNIVERSAL MOBILE SYSTEMS” LLC

to a license for the right to be engaged in rendering services of international telecommunication networks

This License Agreement is an integral part of the license of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan,

series AA #0005151

1. General Part

This License Agreement is entered into by and between the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan (4 Amir Temur avenue, Tashkent 100047, phone: 233-66-45, phone/fax: 239-87-82; transaction account 23411000400155252362 in OPERU AK Aloqabank Tashkent, MFO 00401, TIN 201221770) represented by its Chairman H.M. Mirzakhidov acting under the Provisions, hereinafter referred to as the “Licensor”, on the one hand, and “UNIVERSAL MOBILE SYSTEMS” Limited Liability Company ( 24 Amir Temur avenue, Yunusabad district, Tashkent. phone: 235-94-35, fax: 234-45-17. Transaction account 20208000900381984001 in LLP AK Aloqabank Tashkent, MFO 00401, TIN 303020732) represented by its Director D.G. Nagorny acting under the Charter, on the other hand, hereinafter referred to as the “Licensee”; it is an integral part of the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005151, issued under the Order #36-L of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan dated 08.09.2014.

This License Agreement is draw-up on the basis of:

Law of the Republic of Uzbekistan “On Protection of Consumers’ Rights” dated 26.04.1996;

Law of the Republic of Uzbekistan “On Telecommunications” dated 20.08.1999;

Law of the Republic of Uzbekistan “On Licensing Certain Types of Activities” dated 25.05.2000;

Decree of the President of the Republic of Uzbekistan # PP-513 “On measures to increase the efficiency of investigative activities in communication networks of the Republic of Uzbekistan” dated 21.11.2006;

Decree of the President of the Republic of Uzbekistan # PP- 589 “On additional measures to improve the system of telecommunication networks management in the Republic of Uzbekistan” dated 20.02.2007;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 318 “On financial sanctions (fines) for breaches of the requirements of regulations, government and industry standards, the quality of services in the field of communication” dated 14.08.2000;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 458 “On measures to improve management system in the field of telecommunications and postal services” dated 22.11.2000;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 421 “On approval of the amount of the state duty in order to carry out activities in the field of telecommunications” dated 24.10.2001;

Resolution of the Cabinet of Ministers of the Republic of Uzbekistan # 355 “On approval of provisions on the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan and on the State Inspectorate for Supervision of Communications, Information and Communication Technologies” dated 19.12.2012.

2. Definitions

License means a resolution (right) to carry out the licensed activity type subject to mandatory compliance with the requirements and conditions of the license agreement issued by the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Licensee means a legal entity licensed to perform the licensed activity type, i.e. Limited Liability Company “UNIVERSAL MOBILE SYSTEMS”.

Licensing Authority (Licensor) means a specially authorized body carrying out licensing in accordance with the legislation, i.e. the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

Parties means both the Licensee and the Licensor.

License Agreement means an agreement concluded between the Licensor and the Licensee that regulates relations between them on the acceptance and use by the Licensee of the license to conduct the licensed type of activity.

Supervisory Authority means an authority responsible for supervising execution of the License Agreement within the established competence (the State Inspectorate for Supervision of Communications, Information and Communication Technologies at the State Committee of Communications, Information and Communication Technologies of the Republic of Uzbekistan).

ITU means International Telecommunication Union.

Telecommunication Operator means a legal entity that owns a telecommunication network in accordance with the property right or other proprietary rights ensuring its operation, development and rendering of telecommunications services.

Provider of telecommunication services means a legal entity that provides telecommunication services to users via operators’ networks on a commercial basis.

3. General Provisions

3.1. In accordance with the License of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan, series AA #0005151 dated 08.09.2014, the Licensee is granted the right to be engaged in rendering services of international telecommunication networks via equipment provided by Uzbektelecom JSC on the level of international switching centers in accordance with the legislation of the Republic of Uzbekistan.

3.2. Validity term of the License:

Commencement - 08.09.2014	Termination - 08.09.2029

3.3. The Licensor has the right to amend the License Agreement unilaterally considering all the license conditions due to the need to ensure sustainability of telecommunication networks in the interests of public authorities and management bodies, proper functioning of the telecommunication services market, protection of the rights and interests of users of the services, operators and providers, as well as due to the need to attract investments, including foreign ones, and in the case of changes in the legislation of the Republic of Uzbekistan, government and industry standards;

3.3.1. The Licensor shall notify the Licensee and concerned organizations and enterprises about the changes made to the License Agreement justifying their necessity in writing.

3.3.2. The License Agreement may be amended by the Licensor and upon a motivated request written by the Licensee.

3.4. The License may be suspended in the following cases:

• detection of violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

• failure of the Licensee to fulfill the orders of the Supervisory Authority requiring the Licensee to eliminate the detected violations.

3.4.1. When identifying the reasons for the License suspension, the Licensor or the Supervisory Authority shall issue for the Licensee an order to eliminate violations. If the Licensee does not eliminate the violations within a specified period upon receipt of the order, the license may be suspended.

The License suspension shall be carried out either by the Licensor or by court.  The Licensor may suspend the License for a period not exceeding ten working days, and the court - for a period of more than ten working days.

3.5. The License shall be terminated in the following cases:

the Licensee applies for termination of the License;

liquidation of a legal entity - since the moment of liquidation or termination of its activities resulting from reorganization - since the moment of reorganization, excluding its conversion;

systematic or single gross violation by the Licensee of the license requirements and conditions stipulated in the License Agreement;

failure of the Licensee to eliminate the circumstances that led to the License suspension within a period specified by the Licensing authority;

establishing illegality of the decision of the Licensing authority to grant the License;

termination of the License.

The decision to terminate the License shall be made by the Licensing authority or court in accordance with the legislation.

3.6. The License may be revoked in the following cases:

if the Licensee has not provided the Licensor with a document confirming payment of the state duty for the License issuance or has not signed the License Agreement within three months upon sending (delivery) of the notification on the decision to grant the License;

application of the Licensee to revoke the License;

establishing the fact of obtaining the License using fake documents.

The decision to revoke the License shall be made by the Licensing authority or court in accordance with the legislation.

3.7. Assignment of rights under this License to other persons is prohibited.

The Licensee may not sell or otherwise assign any rights or obligations under this License in part or in full to a third party.

3.8. Tariffs for rendered services of international telecommunication networks are set out in accordance with the laws of the Republic of Uzbekistan.

Upon request of the Licensor or Supervisory Authority, the Licensee shall provide information about existing tariffs for services rendered.

3.9. Technical telecommunications facilities of the Licensee shall be certified in accordance with the requirements of laws and regulations applicable in the Republic of Uzbekistan.

3.10. Mutual settlements for services rendered by International Telecommunication Operators are carried out by Uzbektelecom JSC.

3.11. When using services of international telecommunication network, benefits and advantages can be provided for certain categories of public officials, diplomatic and consular representatives of foreign states, international organizations, as well as certain groups of citizens.

The lists of benefits and categories of officials and citizens eligible for benefits and advantages are determined by the Cabinet of Ministers of the Republic of Uzbekistan.

3.12. An application for extension of validity of the License shall be submitted by the Licensee to the Licensing Authority (State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan) not later than two months prior to the expiration of the License.

4. Responsibilities of the Licensee

4.1. To render services of international telecommunication networks in accordance with the applicable legislation of the Republic of Uzbekistan, state and industry standards, established rules and technical standards and conditions of this License Agreement.

4.2. To provide:

• availability of copies of the License at facilities and customer service locations;

• security measures at facilities in order to prevent unauthorized access to the places of installation of technical equipment and intervention in the organization of activities in accordance with the legislation of the Republic of Uzbekistan;

• unimpeded access to the facilities of authorized employees of the Licensor, a Supervisory Authority, assistance in the conduct of audits in the prescribed manner;

• implementation of the orders of the Supervisory Authority in a timely manner;

• parameters of standardized characteristics (to establish connection, disconnections) determining the quality of service provided to users;

• compliance with the rights of consumers of services in accordance with applicable law;

• presence at the workplace of regulations and normative technical documents of the Republic of Uzbekistan required for the organization of activities;

• compliance with acceptable levels of radio noise emissions and health standards established in the Republic of Uzbekistan in accordance with the resolutions and the established standards and rules;

Submission of the state statistical reporting to established addresses and on established terms, as well as information about the licensed activity, upon demand of the Licensor or the Supervisory Authority;

4.3. When changing the legal form of the Licensee, its name and location (postal address), the Licensee shall submit an application for License renewal to the Licensor with the relevant documents confirming the specified data within one month upon re-registration.

4.4. In accordance with established procedure to submit certificates of compliance alongside with the purchase of equipment.

4.5. To render services to any entity if appropriate engineering capabilities are available.

Service rendering may be denied, provided that:

• service rendering may jeopardize security and defense of the state, as well as health and safety of people;

• the user does not pay for the rendered service in time;

• the user uses or intends to use equipment of the Licensee for any unlawful purposes or receives communication services illegally, operates the provided equipment in violation of the rules of technical operation or uses uncertified equipment;

Denial must be justified in each case.

4.6. To render services authorized in the Republic of Uzbekistan.

4.7. To coordinate changes in the characteristics and parameters of the technical means of telecommunications with the Licensor.

4.8. To provide the Licensor and subscribers with a one-month notice on its decision and intention to discontinue rendering services by its international telecommunications network.

4.9. To have measuring instruments (MI) checked in the prescribed manner, or to use the MI of other business entities for regular (periodic) measurements of parameters of the equipment operated the company in the established measurement units and with a given lapse rate according to the methods of measurement.

4.10. The Licensee shall be responsible for the full, timely and accurate provision of the data necessary for calculation and transfer of financial penalties (fines) for violation of regulations, government and industry standards, quality of services rendered and other violations under applicable law.

4.11. To specify the License number and the name of the issuing authority when placing and distributing advertisements on activities under this agreement.

4.12. To pay the next annual payment of the state fee no later than 30 days prior to the beginning of the next year of using the License (in case of annual payment of the state fee in equal installments during the term of the License).

4.13. To enter into contracts with business entities for execution of works or rendering of telecommunications services implementation of which requires licensing, if the business entities have relevant licenses.

5. Special Requirements

5.1. In emergency situations (military actions, earthquakes, floods, fires, epidemics, etc.) a specially authorized body in the telecommunications sector has a priority right to use, to limit or to suspend operation of any networks and telecommunication means of the Licensee.

5.2. The Licensee gives absolute priority to all communication concerning life safety at sea, land, air, space, urgent measures in the field of defense, security and law enforcement in the Republic of Uzbekistan, as well as communication concerning major accidents, disasters, epidemics and other extraordinary circumstances.

5.3. The Licensee provides international telephone (voice) traffic output via equipment of Uzbektelecom JSC not letting it through its networks, telecommunication facilities of international telephone (voice) traffic of other operators and providers.

5.4. Technical means of the Licensee cannot be used for the purpose of calling for violent change of the existing constitutional order and territorial integrity of the Republic of Uzbekistan, the propaganda of war and violence, cruelty, national, racial and religious hatred, disclosure of state or other secrets protected by law, committing other acts entailing criminal liability.

5.5. The Licensee shall develop a plan for emergency mobilization and coordinate it with the Licensor and local authorities in the prescribed manner.

6. Rights of the Licensee

The Licensee has the right to:

• render telecommunication services for rendering services of international telecommunication network;

• participate in the development and modernization of telecommunication networks, including as equity participation in the implementation of targeted programs approved in the prescribed manner in accordance with the legislation of the Republic of Uzbekistan;

• provide the Licensor motivated proposals for amendments and additions to the License Agreement;

• apply for termination and revocation of the License;

• exercise other rights in accordance with the applicable legislation of the Republic of Uzbekistan.

7. Special Conditions

7.1. Any controversy or dispute arising under the License shall be settled by negotiations, otherwise - by the Economic Court of the Republic of Uzbekistan.

7.2. The Licensee may appeal at court the decision on suspension, termination or revocation of the License in the manner prescribed by law.

7.3. The decision to terminate and revoke the License shall be sent to the Licensee to the administration at its location and other state power and administration bodies within 3 days.

7.4. The Licensee shall submit the License to the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan within 10 days upon receipt of the decision to terminate or revoke the License.

Chairman of the State Committee for Communication, Informatization and Communication Technologies of the Republic of Uzbekistan.

H.M. Mirzakhidov Signature Stamp

Director of “UNIVERSAL MOBILE SYSTEMS” LLC

D.G. Nagorny Signature Stamp